Exhibit 99.1

Endurance International Group Announces Appointment of New CEO

BURLINGTON, MA (August 14, 2017) — Endurance International Group Holdings, Inc. (NASDAQ: EIGI), a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses succeed online, today announced that its Board of Directors has appointed Jeffrey H. Fox to the role of President and Chief Executive Officer effective August 22, 2017.

“It is my pleasure to announce the appointment of Jeff as CEO and to welcome him to the company on behalf of the entire board and Endurance team,” said James C. Neary, Chairman of the Board of Directors of Endurance International Group. “Jeff’s extensive experience leading strategy and operations for organizations in the technology, information services, and telecom industries make him ideally suited to lead the company as it focuses on balancing operational execution with profitable growth and free cash flow generation.”

In addition to his role as President and Chief Executive Officer, Mr. Fox will also serve on Endurance’s Board of Directors. He succeeds Hari Ravichandran, the company’s founder, who will resign effective August 22, 2017 as CEO and as a member of the Board, in accordance with the CEO transition plan announced in April 2017.

“I am excited to begin working with the board and the talented team at Endurance,” said Mr. Fox. “I have a deep appreciation for the dedication that has gone into building this company and am honored to have been selected to guide it through its next phase.”

Mr. Fox joins Endurance after numerous executive leadership roles, most recently at Convergys Corporation, where he was President and CEO from 2010 to 2012 and then Chairman of the Board since 2012. He is currently a principal of The Circumference Group LLC, an investment and advisory firm that he founded in 2009. Prior to that, Mr. Fox held multiple senior leadership roles at Alltel Corporation over a 13 year period, including COO, Group President – Shares Services, and Group President – Alltel Information Services. Mr. Fox began his career in investment banking and worked at Stephens, Inc. and Merrill Lynch Pierce Fenner and Smith. He holds a Bachelor of Science in Economics from Duke University.

About Endurance International Group

Endurance International Group Holdings, Inc. (NASDAQ:EIGI) (em)Powers millions of small businesses worldwide with products and technology to vitalize their online web presence, email marketing, mobile business solutions, and more. The Endurance family of brands includes: Constant Contact, Bluehost, HostGator, iPage, Domain.com, BigRock, SiteBuilder and SinglePlatform, among others. Headquartered in Burlington, Massachusetts, Endurance employs approximately 4,000 people across the United States, Brazil, India and the Netherlands. For more information, visit: www.endurance.com.

Endurance International Group and the compass logo are trademarks of The Endurance International Group, Inc. Other brand names of Endurance International Group are trademarks of The Endurance International Group, Inc. or its subsidiaries.

Investor Contact:

Angela White

Endurance International Group

(781) 852-3450

ir@endurance.com

Press Contact:

Kristen Andrews

Endurance International Group

(781) 482-7038

press@endurance.com

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